Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
October 5, 2020	NYSE American: GORO

GOLD RESOURCE CORPORATION ANNOUNCES INTENT TO CREATE TWO
INDEPENDENT, STRATEGICALLY-FOCUSED COMPANIES WITH NEVADA

MINING UNIT SPIN-OFF TO SHAREHOLDERS

Colorado Springs – October 5, 2020 – Gold Resource Corporation (NYSE American: GORO), a gold and silver producer, developer and explorer with operations in Oaxaca, Mexico and Nevada, USA, today announced its intent to spin-off its Nevada Mining Unit to shareholders as a separate, publicly-traded company (“Spinco”).

The transaction is expected to be structured as a pro-rata distribution of 100% of the Spinco shares to Gold Resource shareholders. Approximately 20 million shares of Spinco are expected to be distributed to the Company’s shareholders. Shareholder approval is not required for the spin-off, which is expected to be tax-free to Gold Resource shareholders for U.S. tax purposes.

The Spinco transaction is subject to certain customary conditions, including the approval of a Spinco registration statement to be filed with the Securities and Exchange Commission and final approval by the Company’s Board of Directors. The transaction is targeted to be completed by year-end 2020 or the first quarter of 2021.

Expected Benefits of the Transaction

•	Permit each company to focus on its own unique strategic business plan

•	Allow each company flexibility to allocate resources and deploy capital in a manner consistent with its own business strategy

•	Unlock a value premium for the Nevada Mining Unit due to its location in one of the world’s premier mining jurisdictions

•	Allow each company to focus on streamlining each distinct operation – underground, hard rock operations in Mexico, and open-pit heap leach operations in Nevada, USA

•	Two separate companies have the potential to provide investors with greater value than a single combined company

CEO Comment

“We are at an exciting juncture in the evolution of our Company,” stated Gold Resource Corporation’s CEO and President, Mr. Jason Reid. “Significant management effort places us at a point where both of our mining units are poised to experience meaningful increases in future free cash flow: our Oaxaca Mining Unit looks to benefit from the confluence of several recently completed capital projects that are expected to positively impact our future operations, cost structure and exploration potential; and our Nevada Mining Unit continues ramping up its gold production rate as it begins to benefit from the high-grade Pearl zone of the Isabella Pearl Mine and exploring our highly prospective properties. Both individual mining units include large exploration land packages that are expected to benefit from strong demand and metal prices for our products. We believe that this the right time to separate the businesses.”

Mr. Reid continued, “By separating the mining units into two independent companies, each focused on its own unique business strategy, we believe we can provide our shareholders optionality of increased growth in Mexico and potential for a dividend yield-play in Nevada. Independent companies allow for far more effectiveness of these distinct business strategies. We believe far greater value can be created with two independent companies compared to the value that could be achieved by keeping the mining units together.”

Benefits of Stand-Alone Oaxaca Mining Unit

The Oaxaca Mining Unit celebrated a milestone earlier this year, completing ten years of commercial production with over $1 billion in revenue and $114 million in dividend distributions. Going forward, the Company’s business strategy for Mexico targets allocating more of its cash flow and capital back into operations to better facilitate growth. A stand-alone Oaxaca-focused company would be able to aggressively pursue expanding and discovering new vein systems. The Company is currently developing two dedicated exploration drifts at its Arista Mine to access and target extensions of known vein systems and discoveries of new veins in areas of the mine previously unexplored. Exploration goals following the separation would include increased exploration budgets for the Arista Mine expansion, and to identify and define additional resource potential in the highly-prospective but under-explored 55-kilometer fault corridor. To date, the Company has drilled approximately 2% of its 560 square kilometer land package in Oaxaca. The strategy going forward is to allocate more capital to exploration for growth potential, accelerating increased shareholder value.

The Company has recently completed a power grid project and a paste fill plant and is currently constructing a dry-stack tailings facility. A stand-alone Oaxaca Mining Unit would be in a strong position to further optimize the Arista underground mine’s infrastructure, including an underground ore pass and surface processing facilities including regrind circuits for increased gold recoveries. The Oaxaca Mining Unit could also target to utilize its free cash flow for new accretive regional acquisitions.

Benefits of Stand-Alone Nevada Mining Unit

Focusing on organic growth, Spinco would expect increased margins from its Isabella Pearl project and to use the expected cash flow to potentially return dividends to shareholders. Spinco would seek to replicate GORO’s legacy success in its early years as a yield-play with a tight capital structure.

Strong, expected near-term cash flow from Isabella Pearl operations could not only facilitate dividends, but also target exploration and development of the mining unit’s highly prospective property portfolio in the Walker Lane Mineral Belt. The Company currently controls over 25,000 acres in five high-grade gold properties in Nevada in various stages of production, delineation and exploration. In addition to the organic growth and targeted dividend strategy, the separation would also seek to unlock a value premium for the Nevada Mining Unit due to its location in one of the world’s premier mining jurisdictions.

Post Spin-off Companies and Operations

Gold Resource’s management team will develop detailed separation plans for consideration by the Board of Directors. Completion of the spin-off is subject to certain conditions, including the filing and approval of a registration statement with the SEC and receipt of final Board approval. The Company expects that the registration statement will be filed in the near future. There is no assurance regarding the ultimate timing of the transaction or that it will in fact be completed.

Following the separation, it is expected that Gold Resource will continue to operate and focus on its Oaxaca Mining Unit and its shares will continue to trade on the NYSE American under the symbol “GORO”. Current operations include the Arista underground mine, as well as a large prospective land position of a consolidated 55-kilometer mineralized fault corridor.

Nevada Spinco would focus on Nevada Mining Unit operations and growth. Current operations include the Isabella Pearl open-pit mine, as well as four additional high-grade gold exploration properties. To provide operating capital, the Company expects to make a capital contribution of $10 million to Spinco at the time of the transaction. Given its expected capitalization and other financial metrics, the Company expects Spinco to initially trade in the over-the-counter (OTC) public markets. Spinco would consider up-listing to an exchange such as the New York Stock Exchange or Nasdaq at a future date, based on consistently meeting listing standards, market conditions and strategic timing.

Management and Governance

Upon completion of the transaction, it is expected that Jason Reid, current CEO, President and director of Gold Resource Corporation, would step down from all executive and director positions with the Company and be appointed CEO, President and director of Spinco. The Company has already undertaken efforts to identify a new chief executive officer for Gold Resource.

While formal announcement of a new Company CEO and Board appointments will be made at a later date, the following Board modifications are anticipated:

Bill Conrad, current Chairman of Gold Resource Corporation, is expected to remain on the Board of Directors of the Company but will step down as Chairman. Mr. Conrad is expected to be appointed as a director of Spinco and named Chairman of the Board.

Mr. Alex Morrison, current member of the Company’s Board of Directors and Audit Committee chair, is expected to be named Company Chairman of the Board.

To assist in a smooth transition, an arms-length management services agreement between the Company and Spinco will be developed. A small number of current executives, managers and employees of the Company will continue to provide management and technical support for Spinco’s operations to assist in the transition.

Post spin-off, both companies are expected to remain headquartered in Colorado.

Advisors

Polsinelli PC, SEC legal counsel for the Company.

Hart & Hart, SEC legal counsel for Spinco.

Capstone Headwaters, financial advisor to the Company.

Cautionary Statements:

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “plan”, “target”, "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding Gold Resource Corporation’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material. All forward-looking statements in this press release are based upon information available to Gold Resource Corporation on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company's actual results could differ materially from those discussed in this press release. In particular, the scope, duration, and impact of the COVID-19 pandemic on mining operations, Company employees, and supply chains as well as the scope, duration and impact of government action aimed at mitigating the pandemic may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking information. Also, there can be no assurance that production will continue at any specific rate. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company’s Annual Report on Form 10-K and other filings with the SEC.

Additional risks and uncertainties include the possibility that the proposed spin-off will not be consummated within the anticipated time period or at all, including as the result of regulatory, market or other factors, including the possibility that various closing conditions for the spin-off may not be satisfied; the potential disruption to our business in connection with the proposed spin-off; the potential that Gold Resource Corporation and the Spinco do not realize all of the expected benefits of the spin-off; that the spin-off may be more difficult, time consuming or costly than expected; the failure of the spin-off to qualify for the expected tax treatment; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Gold Resource Corporation does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Contacts:

Corporate Development

Greg Patterson

303-320-7708

www.goldresourcecorp.com

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